Prospectus Supplement
                         Filed by Harleysville National
                         Corporation pursuant to Rule 424(b)(3)
                         under the Securities Act of 1933 in
                         connection with a prospectus dated
                         February 3, 1993.
                         Registration Number 33-57790


Page 1, Second Paragraph (adding the following sentence as the fourth sentence of the paragraph)

     All fractional shares allocated to participants will be allocated based upon the same price paid for whole shares purchased for that investment period.

Page 8, Question 10 (adding the following sentence as the third paragraph of Question 10)

     All fractional shares allocated to Participants will be allocated based upon the same price paid for whole shares purchased for that investment period.